                                                                    EXHIBIT 12.2


                                        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                             AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                          The Chase Manhattan Corporation (Consolidated)

                                               Six Months Ended                              Year Ended
                                                   June 30,                                 December 31,
- ---------------------------------------------------------------------------------------------------------------------------------
($ in millions)                                1994       1993        1993      1992        1991       1990        1989
- ---------------------------------------------------------------------------------------------------------------------------------
EARNINGS:
Net Income (Loss)
        Applicable to Common Stock           $  606     $  313      $  826    $  515      $  420     $  (417)     $  (743)
Less:  Cumulative Effect of Change in
        Accounting Principle*                     -        500         500         -           -           -            -
- ---------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss) Applicable to Common
        Stock Before Cumulative Effect
        of Change in Accounting Principle    $  606     $ (187)     $  326    $  515      $  420     $  (417)     $  (743)
Less:  Equity in Undistributed Income
        (Loss) of Unconsolidated
        Subsidiaries and Associated
        Companies                                 5          7          36        11         (32)        (40)         (20)
Income Taxes (Benefits)                         412        (40)        265       186         124         203          196
Fixed Charges, Excluding Interest on
        Deposits                              1,439      1,355       2,810     2,401       2,088       3,273        4,016
- ---------------------------------------------------------------------------------------------------------------------------------
Total Earnings, Excluding
        Interest on Deposits, As Adjusted     2,452      1,121       3,365     3,091       2,664       3,099        3,489
Interest on Deposits                          1,178      1,032       2,014     2,935       4,374       5,273        5,080
- ---------------------------------------------------------------------------------------------------------------------------------
Total Earnings, Including
        Interest on Deposits, As Adjusted    $3,630     $2,153      $5,379    $6,026      $7,038     $ 8,372      $ 8,569
- ---------------------------------------------------------------------------------------------------------------------------------

FIXED CHARGES AND PREFERRED
  STOCK DIVIDEND REQUIREMENTS:

Interest Expense and Amortization of
        Debt Discount and Issuance Costs,
        Excluding Interest on Deposits       $1,339     $1,245      $2,591    $2,205      $1,920     $ 3,115      $ 3,860
Preferred Stock Dividend Requirements
        (Pre-Tax Equivalent)                    105        123         239       209         168         140          131
One-Third of Net Rental Expense                  35         37          79        72          68          75           78
- ---------------------------------------------------------------------------------------------------------------------------------
Total Fixed Charges and Preferred
        Stock Dividend Requirements,
        Excluding Interest on Deposits        1,479      1,405       2,909     2,486       2,156       3,330        4,069
Interest on Deposits                          1,178      1,032       2,014     2,935       4,374       5,273        5,080
- ---------------------------------------------------------------------------------------------------------------------------------
Total Fixed Charges and Preferred
        Stock Dividend Requirements,
        Including Interest on Deposits       $2,657     $2,437      $4,923    $5,421      $6,530     $ 8,603      $ 9,149
- ---------------------------------------------------------------------------------------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES:
AND PREFERRED STOCK DIVIDEND REQUIREMENTS:

Excluding Interest on Deposits                1.7X         **        1.2X      1.2X        1.2X          **           **

Including Interest on Deposits                1.4X         **        1.1X      1.1X        1.1X          **           **

* Represents the cumulative effect of change in accounting principle relating to the adoption of SFAS 109 ("Accounting for Income Taxes") in the first quarter of 1993.

** For the six months ended June 30, 1993 and the years ended December 31, 1990 and 1989, earnings did not cover fixed charges and preferred stock dividend requirements by $284 million, $231 million and $580 million, respectively, primarily as a result of large additions to the Reserve for Possible Credit Losses and special charges.

For purposes of computing the consolidated ratios, earnings represent net income (loss) applicable to common stock plus applicable income taxes, fixed charges and preferred stock dividend requirements, less cumulative effect of change in accounting principle (for the first six months of 1993 and the year ended December 31, 1993) and equity in undistributed earnings (losses) of unconsolidated subsidiaries and associated companies. Fixed charges and preferred stock dividend requirements represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), amortization of debt discount and issuance costs, one-third (the amount deemed to represent an interest factor) of net rent expense under all lease commitments and dividend requirements on the outstanding preferred stock.